EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136566 on Form S-3, Post-Effective Amendment No. 6 to Registration Statement No. 333-89179 on Form S-3, and Registration Statement Nos. 333-136570, 333-127113 and 333-103248 on Form S-8 of our report dated March 20, 2006, relating to the consolidated financial statements of Knology, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 appearing in and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 15, 2007